Exhibit 10(f)

EXECUTIVE AGREEMENT

Agreement between Olin Corporation, a Virginia corporation (“Olin”), and                         , (the “Executive”), dated as of November 1, 2002, (the “Effective Date”).

Olin and the Executive agree as follows:

1. Definitions. As used in this Agreement:

(a) “Cause” means the willful and continued failure of the Executive to substantially perform his or her duties (other than by reason of Executive’s incapacity due to physical or mental illness or injury); the willful engaging by the Executive in gross misconduct significantly and demonstrably financially injurious to Olin; or willful misconduct by the Executive in the course of his or her employment which is a felony or fraud. No act or failure to act on the part of the Executive will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Olin or not opposed to the interests of Olin and unless the act or failure to act has not been cured by the Executive within a reasonable time after written notice to the Executive specifying the nature of such violations. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Executive setting forth the reasons for Olin’s intention to terminate for Cause, (ii) an opportunity for the Executive, together with his or her counsel, to be heard before the Board of Directors of Olin (the “Board”) and (iii) delivery to the Executive of a notice of Termination from the Board finding that, in the good faith opinion of 75% of the entire membership of the Board, the Executive was guilty of conduct described above and specifying the particulars thereof in detail.

(b) “Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of Olin in which such person is named as a nominee for director, without written objection to such nomination) by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of Olin as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Olin representing 20% or more of the combined voting power of Olin’s then outstanding securities eligible to vote for the election of the Board (the “Olin Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control if such event results from any of the following: (A) the acquisition of Olin Voting Securities by Olin or any of its subsidiaries, (B) the acquisition of Olin Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by Olin or any of its subsidiaries, (C) the acquisition of Olin Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) the acquisition of Olin Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) the acquisition of Olin Voting Securities by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Olin or any of its subsidiaries (a “Reorganization”) or sale or other disposition of all or substantially all of the assets of Olin to an entity that is not an affiliate of Olin (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of Olin (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Olin Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Olin Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Olin Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (C) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors

(any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above being deemed to be a “Non-Qualifying Transaction”);

(iv) the stockholders of Olin approve a plan of complete liquidation or dissolution of Olin.

Notwithstanding the foregoing, the acquisition by any person of beneficial ownership of 20% or more of the combined voting power of Olin Voting Securities solely as a result of the acquisition of Olin Voting Securities by Olin which reduces the number of Olin Voting Securities outstanding shall be deemed not to result in a Change in Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Olin Voting Securities that increases the percentage of outstanding Olin Voting Securities beneficially owned by such person, a Change in Control of Olin shall then be deemed to occur.

(c) “Disability” means that the Executive has suffered an incapacity due to physical or mental illness which meets the criteria for disability established at the time under Olin’s short term disability plan.

(d) “Executive Severance” means:

(i) twelve months of the Executive’s then current monthly salary (without taking into account any reductions which may have occurred at or after the date of a Change in Control); plus

(ii) an amount equal to the greater of (A) the Executive’s average annual award actually paid in cash (or, in the event that the award in respect of the calendar year immediately prior to the year in which the date of Termination occurs has not yet been paid, the amount of such award that would have been payable in cash in the year in which the date of Termination occurs had Executive not incurred a Termination) under Olin’s short-term annual incentive compensation plans or programs (“ICP”) (including zero if nothing was paid or deferred but including any portion thereof the Executive has elected to defer and, for the avoidance of doubt, excluding any portion of an annual award that is credited to an Executive’s bonus “bank” or that the Executive otherwise does not have a right to receive currently in cash) in respect of the three calendar years immediately preceding the calendar year in which the date of Termination occurs (or if the Executive has not participated in ICP for such three completed calendar years, the average of any such awards in respect of the shorter period of years in which the Executive was a participant) and (B) the Executive’s then current ICP standard annual award in respect of the year in which the Date of Termination occurs.

Notwithstanding the foregoing, in the event that an amount is payable to the Executive under Section 4(b), such additional amount shall also be treated as “executive severance” for purposes of any Olin benefit plan that takes payments of “executive severance” into account in determining benefits payable under such plan.

(e) “Potential Change in Control” means:

(i) Olin has entered into an agreement the consummation of which would result in a Change in Control;

(ii) any person (including Olin) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(iii) any person (other than an employee benefit plan of Olin or a subsidiary of Olin (or the plan’s related trust)) becomes the beneficial owner directly or indirectly of securities of Olin representing 9.5% or more of the combined voting power of Olin’s then outstanding securities ordinarily entitled to vote in elections of directors; or

(iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of Olin has occurred;

provided, if an event specified in clause (iii) above has occurred by or on the Effective Date, such event shall not be deemed a Potential Change in Control unless such person acquires another 1% of such securities subsequent to the Effective Date.

(f) “Termination” means:

(i) The Executive is discharged by Olin other than for Cause;

(ii) The Executive terminates his or her employment in the event that:

(1) (A) Olin requires the Executive to relocate his or her principal place of employment by more than fifty (50) miles from the location in effect on the Effective Date (excluding, prior to a Change in Control, any relocation due to a change in the location of Olin’s corporate headquarters); provided, however, that an Executive whose principal place of employment (immediately prior to the required relocation) was not located at Olin’s corporate headquarters (wherever located) will not have a basis for Termination if he or she is required to relocate his or her principal place of employment to the location of Olin’s then-current corporate headquarters or (B) following a Change in Control, Olin requires the Executive to travel on business to a substantially greater extent than, and inconsistent with, the Executive’s travel requirements prior to a Change in Control (taking into account the number and/or duration (both with respect to airtime and overall time away from home) of such travel trips following a Change in Control as compared to a comparable period prior to the Change in Control);

(2) Olin reduces the Executive’s base salary or fails to increase the Executive’s base salary on a basis consistent (as to frequency and amount) with Olin’s exempt salary system as then in effect or, in the event of a Change in Control, as in effect immediately prior to the Change in Control;

(3) Olin fails to continue the Executive’s participation in Olin’s benefit plans (including, without limitation, short-term and long-term cash and stock incentive compensation) on substantially the same basis, both in terms of (A) the amount of the benefits provided (other than due to Olin’s or a relevant operation’s or business unit’s financial or stock price performance provided such performance is a relevant criterion under such plan) and (B) the level of the Executive’s participation relative to other participants as exists on the Effective Date; provided that, with respect to annual and long term incentive compensation plans, the basis with which the amount of benefits and level of participation of the Executive shall be compared shall be the average benefit awarded to the Executive under the relevant plan during the three completed fiscal years immediately preceding the year in which the date of Termination occurs;

(4) The Executive suffers a Disability which prevents the Executive from performing the Executive’s duties with Olin for a period of at least 180 consecutive days;

(5) Following a Change in Control, Olin fails to substantially maintain its benefit plans as in effect at the time of the Change in Control, unless arrangements (embodied in an on-going substitute or alternative plan) are then in effect to provide benefits that are substantially similar to those in effect at the time of the Change in Control; or

(6) (A) the Executive is assigned any duties inconsistent in any adverse respect with the Executive’s position (including status, offices, titles and reporting lines), authority, duties or responsibilities, or (B) Olin takes any action that results in a diminution in such position (including status, offices, titles and reporting lines), authority, duties or responsibilities or in a substantial reduction in any of the resources available to carry out any of the Executive’s authorities, duties or responsibilities; unless the event is described in clause (2), (3), (5) or (6) above and results from an isolated, insubstantial and inadvertent action or omission that is not taken (or omitted to be taken) by Olin in bad faith, and is remedied by Olin promptly after receipt of notice thereof given by the Executive. For purposes solely of clarification, it is understood that (i) if, in connection with the spinoff of an Olin business or Olin’s assets as a separate public company to Olin’s shareholders, the Executive accepts employment with, and becomes employed at, the spunoff company or its affiliate, the termination of the Executive’s employment with Olin shall not be considered a “Termination” for purposes of this Agreement provided a Change in Control shall not have occurred prior to the termination of the Executive’s employment with Olin and (ii) except as provided in paragraph 4(f), in connection with the sale of an Olin business or assets to a third party or the transfer or sale of an Olin business or Olin’s assets to a joint venture to be owned directly or indirectly by Olin with one or more third parties, if the Executive accepts employment with, and becomes employed by, such buyer or its affiliate or such joint venture or its affiliate in connection with such transaction, such cessation of employment with Olin shall not be considered a “Termination” for purposes of this Agreement provided a Change in Control shall not have occurred prior to the termination of the Executive’s employment with Olin.

2. Previous Change in Control Agreement. This Agreement supersedes and replaces the Executive Agreement dated as of «Date_of_Letter», as extended through December 31, 2002, between Olin and the Executive.

3. Term/Executive’s Duties.

(a) This Agreement expires at the close of business on the third anniversary of the Effective Date, provided that on the first anniversary of the Effective Date and on each anniversary thereafter (any such anniversary being referred to herein as a “Renewal Date”) the term of this Agreement shall be extended for one additional year unless Olin has provided the Executive with written notice at least 90 days in advance of the immediately succeeding Renewal Date that the term of this Agreement shall not be so extended; provided, however, that if a Change in Control or Potential Change in Control has occurred prior to the date on which this Agreement expires, this Agreement shall not expire prior to the later of (i) three years following the date of the Potential Change in Control or (ii) three years following the date of the Change in Control; provided, further, that the expiration of this Agreement will not affect any of the Executive’s rights resulting from a Termination prior to such expiration. In the event of the Executive’s death while employed by Olin, this Agreement shall terminate and be of no further force or effect on the date of his or her death; provided that the Executive’s death will not affect any of the Executive’s rights resulting from a Termination prior to death.

(b) During the period of the Executive’s employment by Olin, the Executive shall devote his or her full time efforts during normal business hours to Olin’s business and affairs, except during vacation periods in accordance with Olin’s vacation policy and periods of illness or incapacity. Nothing in this Agreement will preclude the Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Olin’s interest, provided that no additional position as director or member shall be accepted by the Executive during the period of his or her employment with Olin without its prior consent.

(c) The Executive agrees that in the event of any Potential Change in Control of Olin occurring from time to time after the Effective Date, the Executive will remain in the employ of Olin until the earlier of (i) the end of the six month period following the occurrence of such Potential Change in Control and (ii) a Change in Control, provided that Olin provides the Executive with an office, title, duties and responsibilities no less favorable than those applicable immediately prior to such Potential Change in Control.

4. Executive Severance Payment.

(a) In the event of a Termination occurring before the expiration of this Agreement, Olin will pay the Executive a lump sum in an amount equal to the

Executive Severance. Such payment will be made within 10 days following the date of Termination.

(b) In the event of a Termination (other than a Termination pursuant to paragraph 1(f)(ii)(4)) after a Change in Control has occurred, in addition to the Executive Severance paid under paragraph 4(a) above, Olin will pay a Change in Control severance premium to the Executive in an amount equal to two times the Executive Severance. The Change in Control severance premium, if it becomes due, will be paid at the same time as payment is made under paragraph 4(a).

(c) The amount due under paragraph 4(a) and 4(b), if any, will be reduced to the extent that, if such amount in the aggregate were paid in equal monthly installments over a 12-month period (or in the event both paragraph 4(a) and 4(b) are applicable, a 36-month period), no installment would be paid after the Executive’s sixty-fifth birthday.

(d) The Executive will not be required to mitigate the amount of any payment provided for in paragraph 4(a) or 4(b) by seeking other employment or otherwise, nor shall any compensation received by the Executive from a third party reduce such payment except as explicitly provided in this Agreement. Except as may otherwise be expressly provided herein, nothing in this Agreement will be deemed to reduce or limit the rights which the Executive may have under any employee benefit plan, policy or arrangement of Olin and its subsidiaries and affiliates. Except as expressly provided in this Agreement, payments made under paragraphs 4 or 5 shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Olin and its subsidiaries and affiliates may have against the Executive.

(e) If the Executive receives the Executive Severance, the Executive will not be entitled to receive any other severance otherwise payable to the Executive under any other severance plan of Olin and its subsidiaries and affiliates. If on the date of Termination the Executive is eligible and is receiving payments under any then existing disability plan of Olin or its subsidiaries and affiliates, then the Executive agrees that all such payments may, and will be, suspended and offset for 12 months (or in the event paragraph 4(b) is also applicable, 36 months) (subject to applicable law) following the date of Termination. If after such period the Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable disability plan of Olin or its subsidiaries and affiliates.

(f) In the event the Executive, prior to a Change in Control, in connection with the sale of an Olin business or assets to a third party or the transfer of an Olin business or Olin assets to a joint venture which would be owned directly or indirectly by Olin with one or more third parties, ceases to be employed by Olin and with Olin’s consent becomes employed by the buyer or its affiliate or the joint venture or its affiliate (a “New Employer”), the Executive shall be entitled to the benefits provided under paragraph 4(a) (determined as if the Executive incurred a Termination upon such cessation of employment with Olin) (subject to paragraphs 4(c), 4(d) and 4(e)) and the first sentence of paragraph 5(a) (subject to paragraph 5(c)), and paragraph 5(d), if the Executive has a Termination with the New Employer (with the New Employer being substituted for Olin in such paragraph 1(f) and without giving any effect to the Change in Control references contained therein following such new employment) within 12 months of becoming employed by such New Employer. Any cash compensation amounts paid under this paragraph 4(f) shall be reduced by any severance, job transition or employment termination payments such Executive receives in cash from the New Employer in connection with the Termination. In connection with this paragraph 4(f), in no event shall the Change in Control provisions of this Agreement be applicable once the Executive ceases to be employed directly by Olin.

5. Other Benefits.

(a) If the Executive becomes entitled to payment under paragraph 4(a), then (i) the Executive will receive 12 months service credit under all Olin pension plans for which the Executive was eligible at the time of the Termination (i.e., under Olin’s qualified pension plans to the extent permitted under then applicable law, otherwise such credit will be reflected in a supplementary pension payment from Olin to be due at the times and in the manner payments are due the Executive under such qualified pension plans), and (ii) for 12 months from the date of the Termination the Executive (and his or her covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Olin medical, dental, and life insurance plans to the extent the Executive was enjoying such coverage immediately prior to the Termination. The Executive’s entitlement to insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 would commence at the end of the period during which insurance coverage is provided under this Agreement without offset for coverage provided hereunder. The Executive shall accrue no vacation during the 12 months following the date of Termination but shall be entitled to payment for accrued and unused vacation for the calendar year in which the Termination occurs. If the Executive receives the Executive Severance (including the amount referred to in paragraph 1(d)(ii)), the Executive shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter. Even if the Executive receives the Executive Severance (including the amount referred to in paragraph 1(d)(ii)), if Termination occurs during or after the second calendar quarter, the Executive shall be entitled to a prorated ICP award for the calendar year of Termination which shall be determined by multiplying his or her then current ICP standard annual award by a fraction, the numerator of which is the number of weeks in the calendar year prior to the Termination and the denominator of which is 52. The Executive shall accrue no ICP award following the date of Termination. The accrued vacation pay and ICP award, if any, shall be paid in a lump sum when the Executive Severance is paid.

(b) If the Executive becomes entitled to payment under paragraph 4(b), the pension plan service credit and insurance coverage provided for in paragraph

5(a) will be for an additional 24-month period beyond the period provided in paragraph 5(a).

(c) Notwithstanding the foregoing paragraphs 5(a) and 5(b), no such service credit or insurance coverage will be afforded by this Agreement with respect to any period after the Executive’s sixty-fifth birthday.

(d) In the event of a Termination, the Executive will be entitled at Olin’s expense to outplacement counseling and associated services in accordance with Olin’s customary practice at the time (or, if a Change in Control shall have occurred, in accordance with such practice immediately prior thereto) with respect to its senior executives who have been terminated other than for Cause. It is understood that the counseling and services contemplated by this paragraph 5(d) are intended to facilitate the obtaining by the Executive of other employment following a Termination, and payments or benefits by Olin in lieu thereof will not be available to the Executive.

(e) Notwithstanding the provisions of Section 4.6 of the Olin Senior Executive Pension Plan (the “Senior Plan”), if the Executive is in active employment with Olin on the date on which a Change in Control occurs (or if the Executive’s employment is terminated on the date on which a Change in Control occurs) but has not attained age 55 at such date, the Executive shall (if then a Participant in the Senior Plan) nevertheless automatically be paid the lump-sum amount called for by such Section 4.6, except that such lump-sum amount will be calculated first, by calculating the sum equal to the annual benefit which would otherwise be payable to the Executive at age 65 under all Olin pension plans assuming the Executive had terminated his or her employment with Olin on the date of the Change in Control; second, by multiplying such sum by 72%, which is the current percentage applicable in the calculation of benefits paid to employees retiring from active service with Olin at age 55 under the early retirement provisions of the Olin Employees Pension Plan; third, by determining the then lump-sum actuarial value of the product resulting from the second step; and fourth, by deducting from such lump-sum actuarial value the then lump-sum actuarial value of the Executive’s accrued annual benefits under all other Olin pension plans. The actuarial value shall be determined as the amount needed to purchase a fixed annuity through Metropolitan Life Insurance Company (“Metropolitan”) or its successor immediately prior to the Change in Control. In the event such annuity is not available through Metropolitan, then Prudential Insurance Company or an insurance company with comparable rating by A.M. Best & Company shall be substituted for Metropolitan. A lump-sum payment under this paragraph 5(e) will be used to reduce any payments under the Senior Plan which may become due to the Executive thereafter. The purpose of this paragraph 5(e) is to ensure that an Executive who is less than age 55 at the time of the Change in Control receives a lump-sum payment which when combined with the value of the Executive’s pension benefits from all other Olin pension plans preserves the 72% age 55, subsidized early retirement factor, rather than the actuarial reduction. Such lump-sum payment shall be discounted by the same interest rate used by the insurance company to determine the actuarial value to provide for the deferral of the benefit until the Executive reaches age 55.

(f) If the Executive becomes entitled to the payment under paragraph 4(b), then at the end of the period for insurance coverage provided in accordance with paragraph 5(b), if Executive at such time has satisfied the eligibility requirements to participate in Olin’s post-retirement medical and dental plan, the Executive shall be entitled to continue in Olin’s medical and dental coverage (including dependent coverage) on terms and conditions no less favorable to the Executive as in effect prior to the Change in Control for the Executive until the Executive reaches age 65; provided, that if the Executive obtains other employment which offers medical or dental coverage to the Executive and his or her dependents, the Executive shall enroll in such medical or dental coverage, as the case may be, and the corresponding coverage provided to the Executive hereunder shall be secondary coverage to the coverage provided by the Executive’s new employer so long as such employer provides the Executive with such coverage.

(g) If there is a Change in Control, Olin shall not reduce or diminish the insurance coverage or benefits which are provided to the Executive under paragraph 5(a), 5(b) or 5(f) during the period the Executive is entitled to such coverage; provided the Executive makes the premium payments required by active employees generally for such coverage, if any, under the terms and conditions of coverage applicable to the Executive. Following a Change in Control, incentive compensation plans in which the Executive participates shall contain reasonable financial performance measures and shall be consistent with practice prior to the Change in Control.

6. Participation in Change in Control/Section 4999 of Internal Revenue Code.

(a) In the event that the Executive participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction (“acquisition”) which would result in an event described in paragraph 1(b)(i) or (ii), the Executive must promptly disclose such participation or agreement to Olin. If the Executive so participates or agrees to participate, no payments due under this Agreement or by virtue of any Change in Control provisions contained in any compensation or benefit plan of Olin will be paid to the Executive until the acquiring group in which the Executive participates or agrees to participate has completed the acquisition. In the event the Executive so participates or agrees to participate and fails to disclose his or her participation or agreement, the Executive will not be entitled to any payments under this Agreement or by virtue of Change in Control provisions in any Olin compensation or benefit plan, notwithstanding any of the terms hereof or thereof.

(b) (i) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Olin’s obligation to make Gross-Up Payments under this paragraph 6 shall not be conditioned upon the Executive’s termination of employment.

(ii) Subject to the provisions of paragraph 6(b)(iii), all determinations required to be made under this paragraph 6(b), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Olin and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by Olin. The Accounting Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to the Executive a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by Olin. Any Gross-Up Payment, as determined pursuant to this paragraph 6(b), shall be paid by Olin to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Olin and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Olin should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event Olin exhausts its remedies pursuant to paragraph 6(b)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine that amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Olin to or for the benefit of the Executive.

(iii) The Executive shall notify Olin in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by Olin of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise Olin of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Executive to notify Olin of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this paragraph 6(b) except to the extent that Olin is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to Olin (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Olin notifies the Executive in writing prior to the expiration of such period that Olin desires to contest such claim, the Executive shall:

(A) give Olin any information reasonably requested by Olin relating to such claim;

(B) take such action in connection with contesting such claim as Olin shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Olin and reasonably acceptable to the Executive;

(C) cooperate with Olin in good faith in order to effectively contest such claim; and

(D) permit Olin to participate in any proceedings relating to such claim;

provided, however, that Olin shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise tax or income or employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 6(b)(iii), Olin shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Olin shall determine; provided, however, that, if Olin directs the Executive to pay such claim and sue for a refund, Olin shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Olin’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by the Executive of an amount advanced by Olin pursuant to paragraph 6(b)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Olin’s complying with the requirements of paragraph 6(b)(iii) promptly pay to Olin the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Olin pursuant to paragraph 6(b)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and Olin does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v) Notwithstanding any other provision of this paragraph 6(b), Olin may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.

(vi) Definitions. The following terms shall have the following meanings for purposes of this paragraph 6(b).

(A) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(B) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

7. Successors; Binding Agreement.

(a) Olin will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Olin, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Olin would be required to perform if no such succession had taken place. Failure of Olin to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from Olin in the same amount and on the same terms as the Executive would be entitled to hereunder had a Termination occurred on the succession date. As used in this Agreement, “Olin” means Olin as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this paragraph 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

(b) This Agreement shall be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to Olin:

Olin Corporation

501 Merritt 7

P.O. Box 4500

Norwalk, CT 06856-4500

Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law).

10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and Olin. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

12. Withholding of Taxes. Olin may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in paragraph 7 above. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this paragraph, Olin shall have no liability to pay any amount so attempted to be assigned or transferred.

14. No Employment Right. This Agreement shall not be deemed to confer on the Executive a right to continued employment with Olin.

15. Disputes/Arbitration.

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(b) Olin shall pay all reasonable legal fees and expenses, as they become due, which the Executive may incur to enforce this Agreement through arbitration or otherwise unless the arbitrator determines that Executive had no reasonable basis for his or her claim. Should Olin dispute the entitlement of the Executive to such fees and expenses, the burden of proof shall be on Olin to establish that the Executive had no reasonable basis for his or her claim.

(c) If any payment which is due to Executive hereunder has not been paid within ten (10) days of the date on which such payment was due, the Executive shall be entitled to receive interest thereon from the due date until paid at an annual rate of interest equal to the Prime Rate reported in the Wall Street Journal, Northeast Edition, on the last business day of the month preceding the due date, compounded annually.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

Very Truly Yours,

OLIN CORPORATION

Joseph D. Rupp President and Chief Executive Officer

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